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                                                                    EXHIBIT 15.1



Cross Timbers Oil Company:

We are aware that Cross Timbers Oil Company has incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-64274, 33-65238, 33-81766, 333-
35229, 333-36569, 333-68775, 333-69977 and 333-81849) and on Form S-3 (No. 333-
46909) of Cross Timbers Oil Company, Form S-3 (No. 333-56983) of Cross Timbers Oil Company and Cross Timbers Royalty Trust its Form 10-Q for the quarter ended June 30, 1999, which includes our report dated July 22, 1999, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



ARTHUR ANDERSEN LLP

Fort Worth, Texas
August 16, 1999